EXHIBIT 10.6

NIKE, INC.

DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2008)

NIKE, INC. DEFERRED COMPENSATION PLAN

January 1, 2008 Restatement

9.3	Withholding	25
9.4	Amendment, Modification, Suspension or Termination	25
9.5	Governing Law	26
9.6	Entire Agreement	26
9.7	Receipt or Release	26
9.8	Payments on Behalf of Persons Under Incapacity	26
9.9	No Employment Rights	26
9.10	Headings, etc. Not Part of Agreement	26
9.11	Tax Liabilities from Plan	27
APPENDIX I		28

RECITALS

Effective January 1, 1998, NIKE, Inc. (the “Company”) combined its Supplemental Executive Savings Plan and its Supplemental Executive Profit Sharing Plan into a single plan, which was renamed the NIKE, Inc. Deferred Compensation Plan (the “Plan”). The Company subsequently amended and restated the Plan, effective as of January 1, 2000, January 1, 2003, and June 1, 2004.

On October 3, 2004, the U.S. Congress added Section 409A to the Internal Revenue Code when it enacted the American Jobs Creation Act of 2004. Among other things, the Section 409A modified the tax rules applicable to non-qualified deferred compensation plans, such as the Plan.

Effective January 1, 2005, the Company adopted an interim amended and restated Plan to demonstrate good-faith compliance with Section 409A as interpreted in guidance issued by the Department of Treasury, including but not limited to Notice 2005-1.

In April 2007, the Department of Treasury issued final regulations interpreting Section 409A. Therefore, the Company is again amending and restating the Plan to substantially implement the final regulations, effective for amounts deferred on and after January 1, 2008. The 2008 Restatement supersedes the 2005 interim restatement and applies to amounts deferred after January 1, 2008. Transition rules for amounts deferred after December 31, 2004 and before January 1, 2008 are set forth in Appendix I of the 2008 Restatement.

No amendment to the June 1, 2004 Plan restatement is made or intended for amounts deferred prior to January 1, 2005. An amount is considered to be deferred after December 31, 2004 if:

•	the Participant first acquires a legally binding right to be paid the amount (determined without regard to any deferral election by the Participant) after December 31, 2004; or

•	the amount is still subject to a substantial risk of forfeiture after December 31, 2004.

Amounts deferred prior to January 1, 2005, including earnings on such amounts, are subject to the rules of the June 1, 2004 restatement of the Plan.

In connection with the Plan, the Company has established an irrevocable trust (the “Trust”). The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement. The amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan in accordance with the procedures set forth herein. The Trust is a “grantor trust,” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

The assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

The existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan Participants prior to actual payment of the vested accrued benefits under the Plan.

NOW THEREFORE, the Company does hereby adopt this amended and restated Plan as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title

This Plan shall be known as the NIKE, Inc. Deferred Compensation Plan.

1.2 Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” means for each Participant the bookkeeping account maintained by the Retirement Committee that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Bonus that he or she elects to defer, (3) the portion of the Participant’s Fees that he or she elects to defer, (4) the portion of the Participant’s Long Term Incentive Payment that he or she elects to defer, (5) Company or Participating Employer contributions, if any, made to the Plan for the Participant’s benefit, and (6) adjustments to reflect deemed earnings pursuant to Section 4.1(e).

(b) “Actuarial Equivalent” means the actuarial present value determined by the actuary appointed by the Company, in accordance with generally accepted actuarial principles, with a discount for mortality using the 1983 Group Annuity Mortality Table and a discount for interest at the 30-year Treasury rate for July 1999 (5.98%).

(c) “Annual Election Period” means the period designated each year during which Participants submit their elections to defer Compensation. Unless modified by the Retirement Committee, the Annual Election Period shall end not later than November 30 of the year immediately preceding the beginning of the Plan Year for which the deferral elections made during the Annual Election Period shall be in effect.

(d) “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant, in accordance with procedures established by the Retirement Committee, to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Retirement Committee during the Participant’s lifetime.

(e) “Board of Directors” or “Board” means the Board of Directors of the Company.

(f) “Bonus” means incentive compensation payable under the Company’s Performance Sharing Plan (PSP) or a similar annual incentive compensation plan maintained by a Participating Employer which qualifies as Performance Based Compensation.

(g) “Change of Control” means any of the following with respect to the Company for all Participants, and also with respect to a Participating Employer, but only to the extent that the Participating Employer employs a Participant or is responsible for paying Plan benefits to a Participant:

(1) The date on which any person or group of persons, within the meaning of the final regulations under Code Section 409A, acquires ownership of fifty percent or more of the total fair market value of the Company’s Class A and Class B common stock or a Participating Employer’s common stock, or fifty percent or more of the combined voting power of the Company’s or Participating Employer’s then outstanding voting securities entitled to vote generally.

(2) The date on which any person or group of persons, within the meaning of the final regulations under Code Section 409A, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) forty percent or more of the combined voting power of the Company’s or Participating Employer’s then outstanding voting securities entitled to vote generally.

(3) The date on which a person or group of persons, within the meaning of the final regulations under Code Section 409A, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets of the Company or a Participating Employer equal to or greater than ninety percent of the total gross fair market value of all or substantially all of the Company’s or Participating Employer’s assets. A transfer of assets is not treated as a Change of Control if the assets are transferred to:

(A) a Company or Participating Employer shareholder (immediately before the asset transfer) in exchange for or with respect to its stock;

(B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company or Participating Employer;

(C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of the outstanding stock of the Company or Participating Employer;

(D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (C).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company” means NIKE, Inc. and any successor corporation to NIKE, Inc.

(j) “Company Stock” means NIKE, Inc. Class B common stock.

(k) “Compensation” means the Salary, Bonus, and Fees that the Participant earns for services rendered to the Company or a Participating Employer.

(l) “Consultant” means any person, including an advisor but excluding Directors, engaged by the Company or a Participating Employer to render services to the Company or a Participating Employer and designated by the Retirement Committee as eligible to participate in the Plan.

(m) “Director” means a non-Employee member of the Board.

(n) “Director’s 1999 Transition Retirement Benefit” means the Actuarial Equivalent of the Director’s Retirement Annuity as determined on September 1, 1999, divided by the fair market value of Company stock on September 1, 1999, and stated in units representing shares of Company Stock.

(o) “Director’s Retirement Annuity” means the projected annual retirement benefit payable to a Retired Director in the amount of eighteen thousand dollars ($18,000), reduced proportionately for each year of service completed as a Director less than ten (but with no benefit if five or fewer years of service).

(p) “Distributable Amount” means the amount credited to a Participant’s Account.

(q) “Distribution Event” means, with respect to each Participant, the Participant’s Termination of Service for any reason, including Retirement or death, or the date of a Scheduled or Unscheduled Withdrawal. A Participant’s Distribution Event election shall be made at such time, on such written or electronic form and subject to such terms and conditions as the Retirement Committee may specify.

(r) “Election Period” means the period designated under this Plan when Participants submit their elections to defer Compensation and/or Long Term Incentive Payments. The term Election Period includes the Initial Election Period and any Annual Election Period.

(s) “Eligible Employee” means any Employee who is designated in writing as eligible to participate in the Plan by the Retirement Committee from among a select group of management or highly-compensated Employees of the Company or a Participating Employer. Effective January 1, 2008, an Employee must have a Salary of at least $150,000 to be an Eligible Employee.

(t) “Employee” means a common law employee of the Company or a Participating Employer performing services regularly in the United States or, if not performing services regularly in the United States, a common law employee of the Company or Participating Employer who is on U.S. payroll and participating in a Company-sponsored Global Transfer Program.

(u) “Fees” means (i) in the case of non-Employee members of the Board, amounts paid by the Company in the form of annual cash fees, including retainer fees, and fees paid for attendance at meetings of the Board and Board committees, and (ii) in the case of any other non-Employee service provider, the cash fees paid to such individual for services rendered to the Company.

(v) “Fund” or “Funds” means one or more of the investment funds selected by the Retirement Committee pursuant to Section 3.5.

(w) “Initial Election Period” means the 30-day period following an individual’s designation as an Eligible Employee, Director or Consultant.

(x) “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) from one Valuation Date to the immediately following Valuation Date.

(y) “Long Term Incentive Payment” means:

(1) an amount payable to a Participant under the Long Term Incentive Plan;

(2) for payments made on or after August 1, 2004, an amount payable to a Participant under a plan or program established by a Participating Employer, and approved by the Company, to provide incentives to Employees of the Participating Employer to attain specified performance targets over a multi-year period; and

(3) an amount payable under the NIKE, Inc. 1990 Stock Incentive Plan pursuant to an award with terms similar to awards made under the Long Term Incentive Plan.

(z) “Long Term Incentive Plan” means the Long Term Incentive Plan of NIKE, Inc., as amended from time to time.

(aa) “Participant” means any Consultant, Director or Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

(bb) “Participating Employer” means an entity directly or indirectly controlled by the Company or in which the Company has a significant equity or investment interest, which the Retirement Committee has designated as a Participating Employer in this Plan.

(cc) “Payment Commencement Date” means:

(1) in the case of distributions which are paid in the form of a single cash lump sum under Sections 6.1 or 6.2, within 90 days after last day of the calendar quarter containing the Participant’s Termination of Service, provided that the Participant may not designate the date within this 90-day period when payment shall be made;

(2) with respect to the first payment in a series of quarterly installments under Section 6.1(b), within 90 days after last day of the calendar quarter containing the Participant’s Termination of Service, provided that the Participant may not designate the date within this 90-day period when payment shall be made;

(3) in the case of distributions on account of Plan termination, distributions otherwise payable under (1) or (2) may be subject to earlier distribution at the discretion of the Committee, to the extent that earlier distribution would not result in additional tax under Section 409A of the Code.

If the Participant holds the position of Vice President of the Company, or a higher position, and the distribution is made on account of the Participant’s Termination of Service (for a reason other than death), the Payment Commencement Date may not be earlier than six months after the date of the Participant’s Termination of Service.

(dd) “Performance Based Compensation” means payments to an individual that are contingent on the satisfaction of pre-established organizational or individual performance criteria measured during a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered to be “pre-established” if established in writing no later than 90 days after the start of the performance period, provided that attainment of the performance criteria is substantially uncertain at the time the criteria are established. In order to defer Performance Based Compensation, a Participant must perform services continuously during the period that begins on the later of: (i) the first day of the performance measuring period, or (ii) the date that the performance criteria are established, and that ends not sooner than the date that the deferral election is made. Performance Based Compensation does not include any amount that an individual is entitled to receive regardless of whether performance goals are attained.

(ee) “Plan” means the NIKE, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(ff) “Plan Year” means the calendar year.

(gg) “Predecessor Plans” means the NIKE, Inc. Supplemental Executive Savings Plan and the NIKE, Inc. Supplemental Executive Profit Sharing Plan.

(hh) “Profit Sharing Plan” means the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

(ii) “Retirement” means the Participant’s Termination of Service if at the time thereof the Participant has attained at least age 35 and has completed at least sixty (60) whole months of Service.

(jj) “Retired Director” or “Director’s Retirement” means the cessation of a Director’s services on the Board at or after age 65 with ten (10) years of service, but no later than age 72 if the Director commenced service as a Director after the Company’s 1993 fiscal year.

(kk) “Retirement Committee” means the Retirement Committee appointed by the Board to administer the Plan in accordance with Article VII. Unless specified otherwise by the Board, the “Retirement Committee” shall mean the Retirement Committee established under the Profit Sharing Plan.

(ll) “Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, adjustments for overseas employment, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services. Deferral elections shall be computed before taking into account any reduction in taxable income by salary reduction under Code Sections 125 or 401(k), or under this Plan.

(mm) “Service” means performance of services for the Company (including any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company for purposes of this Plan) or a Participating Employer as an Employee, Director or Consultant.

(nn) “Termination of Service” means that the anticipated level of services provided by a Participant to the Company and all Participating Employers is permanently reduced to less than 45 percent of the average level of bona fide services provided by the Participant to the Company and all Participating Employers during the immediately preceding period of 36 consecutive months.

(oo) “Valuation Date” means each date on which Accounts are valued. The Retirement Committee shall establish the Valuation Dates under the Plan.

For purposes of determining the value of each Participant’s Account balance, the Valuation Date means each day that the New York Stock Exchange is open for trading.

For purposes of Unscheduled Withdrawals (Unforeseeable Emergencies), the Valuation Date means the date the Retirement Committee approves a request for an Unscheduled Withdrawal.

For purposes of calculating lump sum payments under Section 6.1 or 6.2, the Valuation Date means the last day of the calendar quarter preceding the Payment Commencement Date.

For purposes of calculating the dollar amount of quarterly installment payments, the Valuation Date means the last day of the calendar quarter immediately preceding the quarterly payment date.

The final installment payment will be equal to the Participant’s remaining Account balance.

Any valuation under this Plan shall be based on the closing market prices of the investment Funds on the applicable Valuation Date or, if the Valuation Date is not a day on which the New York Stock Exchange is open for trading, the preceding such trading day.

Payment amounts and deductions from Accounts are based on asset values as of the Valuation Date even though actual payments to the Participant may be delayed for an administratively reasonable period of time to allow for processing and reporting of payments and withholding of applicable taxes.

ARTICLE II

PARTICIPATION

2.1 Participation

An Eligible Employee, Director or Consultant shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL OF COMPENSATION

3.1 Participant Elections to Defer Compensation

(a) Initial Eligibility. Each Eligible Employee, Director or Consultant may elect to defer Salary or Fees by filing an election with the Retirement Committee that conforms to the requirements of this Section 3.1, on a form provided by the Retirement Committee, no later than the last day of his or her Initial Election Period. An election to defer Salary or Fees made during an Initial Election Period shall be effective as to Salary and Fees earned beginning with the first pay period beginning after the Initial Election Period. Employees who first became Eligible Employees during a Plan Year may make an election to defer Compensation payable in subsequent Plan Years by making deferral elections in accordance with subsection 3.1(c).

(b) Automatic Continuation of Deferral Elections. A Compensation deferral election made under this Section 3.1 shall remain in effect, notwithstanding any change in the Participant’s Compensation, until modified or terminated at a subsequent Annual Election Period or as otherwise provided herein. However, if a Participant receives an unscheduled in-service withdrawal (with 10 percent forfeiture) under the 2004 Restatement of the Plan, the Participant’s deferral election shall continue only through the last day of the Plan Year in which the unscheduled in-service withdrawal is received, and the Participant shall be prohibited from making deferrals to this Plan for next two Plan Years following receipt of the unscheduled in-service withdrawal.

(c) Deferral Elections After Initial Election Period.

(1) Annual Election Period. Subject to the minimum deferral requirement of subsection (d) of this Section, the percentage of Salary, Bonus, and Fees designated by the Participant for deferral may be modified by filing a new election with the Retirement Committee during an Annual Election Period. Except as provided for Bonus deferrals, a deferral election made during the Annual Election Period shall apply only to Compensation payable for services performed beginning in the Plan Year following the Annual Election Period.

(2) Irrevocable During Plan Year. Once a Compensation deferral election has taken effect, the Participant’s Compensation deferral election shall be irrevocable for the remainder of the Plan Year. However, if a Participant receives a hardship distribution under the Profit Sharing Plan (or Participating Employer’s qualified plan) or a distribution under this Plan due to unforeseeable financial emergency, the Participant’s deferral election will be canceled for the remainder of the Plan Year in which the distribution is made (or, if longer, for a period of six months after the hardship distribution is made). The Participant must re-establish eligibility in order to defer Compensation in subsequent Plan Years.

(3) Deferral of Bonus. A Participant may defer Bonus during an Annual Election Period, subject to a timing requirement and a services requirement, as follows:

(A) Timing of Election. An election to defer Bonus must be made and become irrevocable (i) no later than six months before the last day of the period over which a Participant’s performance is measured and (ii) before the Bonus compensation has become both substantially certain to be paid and readily ascertainable.

(B) Services Requirement. The Participant must perform services continuously during the period that begins on the later of

(i) the first day of the performance measuring period, or

(ii) the date that the performance criteria are established,

and that ends not sooner than the date that the deferral election is made.

(4) Suspension of Participation. If a Participant receives an unscheduled in-service withdrawal (with 10 percent forfeiture) under the 2004 Restatement of the Plan, the Participant shall be prohibited from making deferrals to this Plan for next two Plan Years following receipt of the unscheduled in-service withdrawal.

(d) Amount of Deferral.

(1) Maximum Deferral. The maximum amount of Compensation that an Eligible Employee, Director or Consultant may elect to defer is as follows:

(A) Any whole percentage of Salary up to 100%;

(B) Any whole percentage of Bonus up to 100%;

(C) Any whole percentage of Fees up to 100%;

provided, however, that no election under this Section 3.1 shall be effective to reduce the Compensation paid to an Eligible Employee to an amount that is less than the amount necessary to pay applicable employment taxes (e.g., FICA and Medicare contributions) payable with respect to amounts deferred hereunder, amounts necessary to satisfy any other benefit plan withholding obligations, any resulting income taxes payable with respect to Compensation that cannot be deferred, and any amounts necessary to satisfy any wage garnishment or similar obligations.

(2) Minimum Deferrals. For each full Plan Year during which an Eligible Employee is a Participant, the minimum dollar amount that may be deferred under this Section 3.1 is $5,000. The minimum deferral is $1,000 in the case of Directors and Consultants.

(e) Termination of Deferral Election. If a Participant ceases to be an Eligible Employee, Director or Consultant, the deferral election shall continue with respect to Compensation earned through the last day of the Plan Year in which the Participant ceases to be an Eligible Employee, Director, or Consultant and then shall terminate. The Participant must re-establish eligibility in order to defer Compensation in subsequent Plan Years.

3.2 Director’s 1999 Transition Election. Any Director as of September 1, 1999, shall have made an election on or before September 24, 1999, to either remain eligible for the Director’s Retirement Annuity or to convert such annuity to the Director’s 1999 Transition Retirement Benefit, in either case such benefit not payable until the Director’s Retirement. In the event an electing Director converted the Director’s Retirement Annuity, such election shall be irrevocable and paid as provided herein.

3.3 Company or Participating Employer Contributions

(a) Eligibility. An Eligible Employee who qualifies for a contribution for a Plan Year under the Profit Sharing Plan (or a Participating Employer’s qualified retirement plan, if applicable) shall be eligible for a Company or Participating Employer contribution under this Plan for such Plan Year if he or she either (1) makes a Deferral Election under 3.1 for the Plan Year, or (2) receives compensation under the Profit Sharing Plan (or Participating Employer’s qualified retirement plan, if applicable) exceeding the Code § 401(a)(17) limit of $200,000 (as indexed; $230,000 for 2008) for its Plan Year, or both.

(b) Contribution. An Eligible Employee who is eligible under subsection 3.3(a) shall be credited with a “Restoration Amount” for each Plan Year. “Restoration Amount” means the amount by which the Eligible Employee’s allocated share of the “Profit Sharing Contribution” (as defined in the Profit Sharing Plan or the Participating Employer’s qualified retirement plan) for the corresponding plan year under the Profit Sharing Plan or Participating Employer’s qualified retirement plan would be higher if calculated on the basis of Compensation as defined in this Plan (1) determined before any reduction for deferral of Compensation under this Plan; and (2) without regard to the Code § 401(a)(17) limit.

(c) Time and Form of Payment. If the Restoration Amount becomes payable due to the Participant’s Retirement or death, the Restoration Amount (adjusted for investment returns) shall be paid in quarterly installments over a period of five years beginning on the Payment Commencement Date. The Participant may elect an optional form of payment (listed in Section 6.1(b)(2)) of the Restoration Amount under the procedures set forth Section 6.1(b)(4). If the Restoration Amount becomes payable under Section 6.2 due to the Participant’s Termination of Service for a reason other than Retirement or death, the Restoration Amount (adjusted for investment returns) shall be paid in a single lump sum beginning on the Payment Commencement Date.

(d) Discretionary Contributions. In addition to contributions in accordance with Section 3.3(b), the Company or Participating Employer may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board, the Participating Employer or the Retirement Committee may determine. At the time that the Company or Participating Employer specifies the amount of the Discretionary Contribution, the Company or Participating Employer must also specify (1) the time and form of payment of the Discretionary Contribution; and (2) the vesting schedule, if any, applicable to the Discretionary Contribution. A Participant may change the time and form of payment of the Discretionary Contribution only if his or her change is filed with the Retirement Committee at least twelve months prior to his or her Payment Commencement Date and the first payment made under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change. For purposes of this subsection, the Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan.

(e) Director’s Retirement Contribution. In addition to any contributions made in accordance with Sections 3.3(a)-(d), the Company shall credit to the Accounts of any electing Director the number of shares of Company Stock equivalent to the electing Director’s 1999 Transition Retirement Benefit. The Company may contribute such shares corresponding to the total of all the electing Director’s benefits, at such time and in such amount as the Board or the Committee may determine, provided that any shares so contributed shall remain in the name of the Company (or any trust established by the Company for this purpose), and shall be its sole property in which no electing Director shall have any separable interest.

3.4 Deferral of Long Term Incentive Payments

(a) Deferral Permitted. A Participant who is eligible for a potential Long Term Incentive Payment may elect to defer receipt of the Long Term Incentive Payment under the provisions of this Section 3.4. The deferral election shall be expressed as a percentage of the potential Long Term Incentive Payment, in a whole percentage between zero and 100.

(b) Timing of Deferral.

(1) General Rule. Long Term Incentive Payments generally are made in August of each year, based on actual financial performance compared against targets established by the Company or Participating Employer for a period of more than one fiscal year. The performance period ends on the last day of the Company’s or Participating Employer’s specified fiscal year. To be eligible to defer a Long Term Incentive Payment, a Participant must make the deferral election no later than the last day of the calendar year immediately preceding the calendar year in which the specified performance period begins.

(2) Long Term Incentive Award Agreement (Mid-Plan Grant). A Long Term Incentive Award Agreement (“Mid-Plan Grant”) may be used to provide incentive compensation similar to an award under the Long Term Incentive Plan when an Employee is not eligible for the Long Term Incentive Plan as of the eligibility cut-off date for a particular performance measuring period. An Eligible Employee may not elect to defer payments anticipated to be made pursuant to the Mid-Plan Grant.

(3) Interim Payouts. If the Company or a Participating Employer provides for potential interim payouts of Long Term Incentive Payments at the end of the first fiscal year of a multi-year award period, then a Participant’s deferral election with respect to Long Term Incentive Payments under paragraph (1) shall apply to the interim payout. A Participant may not make a separate deferral election with respect to interim payouts.

(c) Form of Deferral. In order to defer Long Term Incentive Payments into this Plan, the Participant must irrevocably agree to receive the Long Term Incentive Payment in the form of cash and not as Company stock.

(d) Duration of Deferral Election. A deferral election with respect to Long Term Incentive Payments shall remain in effect from year to year until modified or terminated as provided herein. The percentage of Long Term Incentive Payments designated by the Participant for deferral for future years may be modified by filing a new election, in accordance with the terms of this Section 3.4.

(e) Irrevocable Election. Once the deadline established by the Retirement Committee for making or modifying a deferral election has passed, a Participant’s election to defer receipt of a Long Term Incentive Payment under this Plan is irrevocable with respect to the Long Term Incentive Payment to which the deferral election relates.

(f) Administration. Long Term Incentive Payments deferred under this section shall be accounted for as part of the Participant’s Account and subject to the investment, distribution, and other provisions applicable to such Accounts.

3.5 Investment Elections

(a) Hypothetical Investment Funds. The Retirement Committee may, in its discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Retirement Committee, one or more Funds in which his or her Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The Retirement Committee may, from time to time, in its sole discretion select a commercially available fund to substitute for the Fund actually selected. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Section 4.1(e).

(b) Deemed Investment Elections. In making the designation pursuant to this Section 3.5, the Participant may specify that all or any 1% multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Retirement Committee. Subject to such limitations and conditions as the Retirement Committee may specify, a Participant may change the designation made under this Section 3.5 in such manner and at such time or times as the Retirement Committee shall specify. If a Participant fails to elect a Fund under this Section 3.5, or if the Retirement Committee shall not provide Participants with a list of Funds pursuant to this Section 3.5, the Participant shall be deemed to have elected a money market fund.

(c) No Company Obligation. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

(d) Director’s Plan Investments. A 1999 Director’s Transition Retirement Plan Subaccount shall be maintained on behalf of each Director participating in the Plan. The entirety of an electing Director’s 1999 Transition Retirement Benefit shall be maintained in the 1999 Transition Retirement Plan Subaccount, reflecting the number of shares of Company Stock in which the electing Director is vested and entitled to under the Plan as his or her 1999 Transition Retirement Benefit. The number of units reflected in an electing Director’s 1999 Transition Retirement Benefit Subaccount shall be appropriately adjusted periodically to reflect any dividend, split, split-up or any combination or exchange, however, accomplished, with respect to the shares of Company Stock represented by such units.

ARTICLE IV

ACCOUNTS

4.1 Participant Accounts

The Retirement Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds selected by the Participant pursuant to Section 3.5 or as otherwise determined by the Retirement Committee to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a) Salary and Fees Deferrals. As soon as practicable following the end of each applicable pay period, the Retirement Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to Salary, or Fees deferred by the Participant during each pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Salary, or Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b) Bonus Deferrals. As soon as practicable after each Bonus or deferred portion of Bonus would have been paid to the Participant, the Retirement Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c) Company or Participating Employer Contribution. As soon as practicable after the last day of the Plan Year or such earlier time or times as the Retirement Committee may determine, the Retirement Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company or Participating Employer contribution made to or for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company or Participating Employer contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d) Long Term Incentive Payments. As soon as practicable after Long Term Incentive Payments are declared and payable, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Long Term Incentive Payment deferred by the Participant’s election under Section 3.4.

(e) Investment Returns. On each Valuation Date, each investment fund subaccount of a Participant’s Account shall be adjusted for deemed Investment Returns in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the preceding Valuation Date by the Investment Return for the corresponding Fund selected by the Company.

ARTICLE V

VESTING

5.1 Compensation Deferrals. A Participant’s Account attributable to Compensation and Long Term Incentive Payments deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(e) with respect to such deferrals, shall be 100 percent vested at all times.

5.2 Company or Participating Employer Contributions. Unless specified otherwise by the Board, a Participating Employer or the Retirement Committee, the value of a Participant’s Account attributable to any Company or Participating Employer contributions pursuant to Section 3.3, together with any amounts credited to the Participant’s Account under Section 4.1(e) with respect to such amounts, shall be vested in the same proportion as the profit-sharing contributions made to the Participant’s account in the Profit Sharing Plan or in the Participating Employer’s qualified retirement plan for the corresponding plan year.

5.3 Director’s 1999 Transition Retirement Plan Investments. An electing Director’s 1999 Transition Retirement Benefit, together with any earnings thereon, shall be 100 percent vested at all times.

ARTICLE VI

DISTRIBUTIONS

6.1 Termination of Service Due to Retirement or Death

(a) Distribution Event. If a Participant has a Termination of Service as a result of Retirement or death, and provided that such Participant does not return to Service prior to the Payment Commencement Date, the Participant’s Distributable Amount shall be paid in the form specified in 6.1(b), except as provided in Section 3.3(c) regarding Restoration Amounts or Section 3.3(d) regarding Discretionary Contributions.

(b) Form of Payment.

(1) Default Form of Payment. Payment of the Distributable Amount will be made to the Participant (and after his or her death to his or her Beneficiary) in quarterly installments over 15 years beginning on the Participant’s Payment Commencement Date. One quarterly installment shall be paid during each of the calendar quarters of each Plan Year. A calendar quarter means the three-month period ending March 31, June 30, September 30, and December 31 of each year. If the Participant’s Distributable Amount is paid in installments, the Participant’s Account value shall continue to be adjusted for investment returns pursuant to Section 4.1(e) of the Plan through the date of distribution. The Participant may change the default form of payment only in accordance with Section 6.1(b)(2) and (b)(4).

(2) Optional Forms of Payment. In lieu of quarterly installments over 15 years, a Participant may elect a single cash lump sum payment or quarterly installments over five or 10 years. The election must be made during an Election Period under the Plan and will apply to the entire amount of Compensation and Long Term Incentive Payments subject to deferral for that Election Period. A separate optional form of payment may be elected at each Election Period during the Participant’s participation in the Plan. If the Participant fails to elect an optional form of payment at any given Election Period, then the form of payment specified in the most recent preceding Election Period shall apply to all subsequent amounts deferred under the Plan, until a different election is made at a subsequent Election Period. Once an optional form of payment has been elected with respect to amounts deferred for a Plan Year, the Participant can change the optional form of payment only in accordance with 6.1(b)(4).

(3) Amount of Quarterly Installments. The amount of each quarterly installment shall be determined by dividing the vested Account balance by the remaining number of quarterly installment payments. For example, if the form of payment is quarterly installments over 15 years, the first payment is determined by dividing the vested Account balance as of the Valuation Date by 60, the second payment is determined by dividing the vested Account balance as of the next Valuation Date by 59, and so on until all installments have been paid.

(4) Change in Time or Form. A Participant may change the form of distribution of Company or Participating Employer contributions under Section 3.3 or the time or form of distribution under this subsection 6.1(b), provided that:

(A) his or her change is filed with the Retirement Committee at least twelve months prior to his or her Payment Commencement Date; and

(B) the first payment made under the newly elected time or form of payment cannot be made sooner than five years after the Payment Commencement Date for the time or form of payment that the Participant has elected to change. For purposes of this subsection, the Payment Commencement Date is the first day of the period for which a payment would be made under the terms of this Plan, and the entitlement to a series of installment payments is treated as entitlement to a single payment

(5) Small Benefit Amounts. Notwithstanding the foregoing distribution provisions of 6.1, if the Participant’s Distributable Amount is less than or equal to the dollar limit under Code Section 402(g) for the calendar year in which the Termination of Service occurs ($15,500 for 2008), the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date for a lump sum form of payment.

(6) Section 162(m). Amounts payable pursuant to this subsection 6.1(b) shall be subject to the limitation on payout under Section 6.6.

(7) Death While Receiving Benefits. If the Participant is in pay status at the time of death, the Beneficiary shall be paid the remaining quarterly installments as they come due.

(c) Director’s 1999 Transition Retirement Plan Distribution. Notwithstanding the foregoing distribution provisions with respect to a Participant’s other Accounts, an electing Director’s 1999 Transition Retirement Benefit and Company Stock subaccounts, shall be paid to such Director (or his or her designated beneficiary) in a single lump sum distribution upon the Director’s Retirement, long-term disability or death. Distributions of such subaccounts shall be made in shares of Company Stock.

6.2 Termination of Service For Reasons Other Than Retirement or Death. In the case of a Participant whose Service terminates for any reason other then Retirement or death, the Participant’s distribution elections shall be disregarded, and the Distributable Amount shall be paid to the Participant in the form of a single cash lump sum on the Participant’s Payment Commencement Date, provided that no such distribution shall occur in the event the Participant returns to Service prior to the Payment Commencement Date.

6.3 Scheduled Withdrawals

(a) Timing. At any Election Period, a Participant may, in connection with his or her election to defer Compensation, specify a withdrawal date (a “Scheduled Withdrawal”) for all of his or her Compensation and Long Term Incentive Payments deferred pursuant to the election made during the Election Period. A Participant’s Scheduled Withdrawal election must specify a calendar month falling in a calendar year that begins at least three years after the date the election is received by the Company.

(b) Procedure. The election to take a Scheduled Withdrawal shall be made by filing a form provided by and filed with the Retirement Committee.

(c) Amount Distributable. The amount payable to a Participant in connection with a Scheduled Withdrawal shall in all cases be 100 percent of the deferred Compensation and Long Term Incentive Payments that are subject to the Participant’s Scheduled Withdrawal election for the applicable Election Period, together with any earnings credited to such deferred amounts pursuant to Section 4.1(e), determined as of the Scheduled Withdrawal date, provided that no portion of the Account attributable to Company or Participating Employer contributions described in Section 3.3, if any, shall be eligible for Scheduled Withdrawal.

(d) Postponement. A Participant may, at least one year prior to a Scheduled Withdrawal date, revoke his or her Scheduled Withdrawal election in favor of a later Scheduled Withdrawal date that is at least five years later, provided that a Participant may not postpone a Scheduled Withdrawal more than twice.

(e) Form. Subject to Section 6.6, payment of a Scheduled Withdrawal shall be made in a single lump sum within 90 days after the Scheduled Withdrawal date, provided that the Participant may not designate when the payment will be made within this 90-day period.

(f) Effect of Termination of Service. A Participant’s Scheduled Withdrawal election shall become void and of no effect upon the Participant’s Termination of Service for any reason before the Participant’s Scheduled Withdrawal date. In such event, the distribution provisions of Section 6.1 or 6.2 (as applicable) shall apply.

6.4 Unscheduled Withdrawals Due to Financial Emergency

(a) Standard. Participants may request a withdrawal of amounts attributable to deferrals of Compensation and Long Term Incentive Payments prior to the time such amounts would otherwise be distributed under this Plan only upon demonstrating to the satisfaction of the Retirement Committee that the Participant has experienced an unforeseeable financial emergency. For purposes of this section, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s tax dependent(s) or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

(b) Procedure. The election to take an Unscheduled Withdrawal shall be made by filing a form approved by the Retirement Committee. Upon receiving an Unscheduled Withdrawal request, the Retirement Committee shall determine, in its discretion as applied in a uniform and nondiscriminatory manner, whether to permit any such Unscheduled Withdrawal and the amount, if any, to be withdrawn.

(c) Amount. The amount distributed for an Unscheduled Withdrawal shall be limited to the amount necessary to satisfy the financial emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the financial emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets.

(d) Suspension of Participation. If a Participant receives an Unscheduled Withdrawal, the Participant shall be ineligible to make deferrals to the Plan for the balance of the Plan Year in which the Unscheduled Withdrawal occurs.

(e) Partial Unscheduled Withdrawals. An Unscheduled Withdrawal pursuant to this Section 6.4 of less than the Participant’s total Account shall be made pro rata from his or her assumed investments according to the balances in such investments as of the Valuation Date for Unscheduled Withdrawals. Payment of the approved Unscheduled Withdrawal amount shall be made in a single cash lump sum within 90 days after the Unscheduled Withdrawal election is approved by the Retirement Committee, provided that the Participant may not designate when the payment will be made within this 90-day period.

6.5 Change of Control

(a) Notwithstanding anything in this Article 6 to the contrary, but subject to Sections 6.5(b) and 6.5(c), the Distributable Amount shall be paid to each Participant (or, after his or her death, to his or her Beneficiary) in a single cash lump sum within 30 days after the date of a Change of Control that applies to that Participant; provided, however, that, with respect to any Change of Control that occurs during the 2008 Plan Year, the Distributable Amount shall be paid in January 2009 to each Participant to whom such Change of Control applies (or, after his or her death, to his or her Beneficiary). For example, if a Change of Control occurs with respect to a Participating Employer, this Section 6.5(a) shall apply only to Participants employed by that Participating Employer and not to Participants employed by the Company or Participating Employers for which a Change of Control has not occurred.

(b) Notwithstanding anything to the contrary in this Plan, if a Change of Control occurs with respect to the Company during the 2008 Plan Year, then payment of the Distributable Amount shall be commenced to each Participant (or, after his or her death, to his or her Beneficiary) within 30 days after the date of such Change of Control and such amount shall be paid in such form as elected by the Participant with respect to a distribution by reason of the Participant’s Retirement or, if no such election has been filed, in a lump sum.

(c) Notwithstanding anything to the contrary in this Plan, if both (1) a Change of Control occurs with respect to a Participating Employer during the 2008 Plan Year and (2) a Participant employed by that Participating Employer has a Termination of Service in the 2008 Plan Year after such Change of Control, then any resulting payment(s) that would have been made to the Participant (or, after his or her death, to his or her Beneficiary) in the 2008 Plan Year had such Change of Control not occurred shall be made in the 2008 Plan Year and the remaining Distributable Amount shall be paid to the Participant (or, after his or her death, to his or her Beneficiary) in January 2009 pursuant to Section 6.5(a).

6.6 Section 162(m) Limitation

If the Retirement Committee determines in good faith prior to a Change of Control that there is a reasonable likelihood that all or any portion of any payment of benefits under this Article 6 to a Participant would not be deductible for federal income tax purposes by the Company or a

Participating Employer because of a limitation on the total amount of the Participant’s deductible compensation from the Company or the Participating Employer, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company or Participating Employer, the following shall apply:

(a) Deferred Payment. Payment of the non-deductible amount shall be deferred until the first day of the following fiscal year of the Company or Participating Employer that employs the Participant.

(b) Additional Deferral. If the amount deferred under subsection (a) would exceed the limitation of the total amount of the Participant’s deductible compensation from the Company or Participating Employer for the following fiscal year, the excess shall be deferred to the first day of the succeeding fiscal year in which the deductibility of compensation paid or payable to the Participant will not be so limited, subject to subsection (c).

(c) Limit on Deferral. In no event shall any payment be deferred under this Section 6.6 more than three years from the date scheduled for payment under this Section 6.

(d) Investment Returns. Adjustment for earnings shall continue to be applied under Section 4.1(e) during the period of deferral under this Section 6.6.

6.7 Inability To Locate Participant

In the event that the Retirement Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Distribution Event, the amount allocated to the Participant’s Account shall be conditionally forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings from the date of the conditional forfeiture.

ARTICLE VII

ADMINISTRATION

7.1 Retirement Committee

A Retirement Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Retirement Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Retirement Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Retirement Committee shall be filled promptly by the Board.

7.2 Retirement Committee Action

A majority of the members of the Retirement Committee at the time in office shall constitute a quorum for the transaction of business at all meetings. The Retirement Committee shall act at meetings at which a quorum of members is present by affirmative vote of a simple majority of the members present. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Retirement Committee and such written consent is filed with the minutes of the proceedings of the Retirement Committee. A member of the Retirement Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Retirement Committee designated by the chairman may execute any certificate or other written direction on behalf of the Retirement Committee.

7.3 Powers and Duties of the Retirement Committee

(a) General. The Retirement Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)	To select the funds to be the investment Funds in accordance with Section 3.5 hereof;

(2)	To construe and interpret the terms and provisions of this Plan;

(3)	To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)	To provide periodic statements of Account to Participants and Beneficiaries;

(5)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Trust assets;

(6)	To maintain all records that may be necessary for the administration of the Plan;

(7)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(8)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms of this Plan document;

(9)	To appoint and retain legal counsel to assist the Retirement Committee in carrying out the administration of the Plan; and

(10)	To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Retirement Committee may from time to time prescribe.

(b) Corrective Action. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the U.S. Department of Labor, the Retirement Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of all Participants.

(c) Construction and Interpretation. The Retirement Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, the Participating Employers, and any Participant or Beneficiary. The Retirement Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

(d) Information. To enable the Retirement Committee to perform its functions, the Company and Participating Employers shall supply full and timely information to the Retirement Committee on all matters relating to the Compensation of all Participants, their death or other cause of Termination of Service, and such other pertinent facts as the Retirement Committee may reasonably require. The Retirement Committee is entitled to rely on the accuracy of all such information provided.

(e) Compensation, Expenses and Indemnity. The members of the Retirement Committee shall serve without compensation for their services in connection with Plan administration. Expenses and fees in connection with the administration of the Plan shall be paid by the Company. To the extent permitted by applicable state law, the Company and Participating Employers shall indemnify and save harmless the Retirement Committee and each member thereof, the Board, and any delegate of the Retirement Committee who is an employee of the Company or a Participating Employer, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of bad faith or willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Employer or provided by the Company or a Participating Employer under any bylaw, agreement or otherwise, to the extent such indemnities are permitted under state law.

7.4 Trustee Duties

The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

7.5 Company Duties

While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each quarter. As soon as practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the deferrals made by each Participant plus Company or Participating Employer contributions, if any, accrued as of the close of the current Plan quarter.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Submission of Claim

Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant (“Claiming Party”), shall make a written request for benefits under this Plan, mailed or delivered to the Retirement Committee. Such claim shall be reviewed by the Retirement Committee or its delegate.

8.2 Denial of Claim

If a claim for payment of benefits is denied in full or in part, the Retirement Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Retirement Committee or its delegate does not take any action within the ninety (90) day period for making an initial claim decision.

8.3 Review of Denied Claim

If the Claiming Party desires review of a denied claim, the Claiming Party shall notify the Retirement Committee or its delegate in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other relevant, non-privileged documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

8.4 Decision upon Review of Denied Claim

The decision on the review of the denied claim shall be rendered by the Retirement Committee or its delegate (which may include a review subcommittee) within sixty (60) days after receipt of the request for review. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based. With prior notice to the Claiming Party, the reviewing authority may invoke an extension of 60 additional days to review the claim.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or any Participating Employer. No assets of the Company or a Participating Employer shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s and Participating Employers’ assets shall be, and remain, the general unpledged, unrestricted assets of the Company or Participating Employers, as applicable. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 Restriction Against Assignment

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Retirement Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Retirement Committee shall direct.

9.3 Withholding

There shall be withheld from each payment made under the Plan all taxes, which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination

The Retirement Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s

Account shall occur in accordance with Section 6.1 or 6.2, whichever is applicable, subject to earlier distribution at the discretion of the Retirement Committee to the extent that earlier distribution would not result in imposition of additional tax under Code Section 409A.

9.5 Governing Law

This Plan shall be construed, governed and administered in accordance with the laws of the State of Oregon, except to the extent pre-empted by federal law.

9.6 Entire Agreement

This Plan document constitutes the entire agreement of the parties with respect to deferred compensation. Only the Retirement Committee is authorized to construe and interpret this Plan. No employee or agent of the Company or a Participating Employer is authorized to modify or amend the terms of this Plan, or to make promises or to commit the Company or Participating Employers to provide additional benefits or other benefits not expressly provided for in this Plan document. In the event of conflict between this Plan document and any other oral or written communication regarding the Plan, this Plan document shall be controlling.

9.7 Receipt or Release

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Retirement Committee, the Company, and the Participating Employers. The Retirement Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.8 Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Retirement Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Retirement Committee may direct that such payment be made to any person found by the Retirement Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Retirement Committee, the Company, and the Participating Employers.

9.9 No Employment Rights

Participation in this Plan shall not confer upon any person any right to be employed by the Company or a Participating Employer or any other right not expressly provided hereunder.

9.10 Headings, etc. Not Part of Agreement

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.11 Tax Liabilities from Plan

If, due to a change in applicable law or regulations or enforcement activity by the Internal Revenue Service, all or any portion of a Participant’s benefit under this Plan generates a state or federal income tax liability to the Participant prior to receipt, the provision or provisions of the Plan that would generate such taxation shall be considered null and void to the extent, and only to the extent, necessary to avoid the tax liability. If, notwithstanding the actions taken to avoid the tax liability, a tax liability (including a tax liability under Code Section 409A) is generated before a Participant is eligible to receive a Plan benefit, the Retirement Committee may, in its discretion, order a distribution of funds sufficient to meet such liability (including additions to tax, penalties and interest). The Retirement Committee’s instructions shall provide for a distribution to the Participant of immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such taxation, which liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. At the discretion of the Company, this distribution may or may not include an additional amount to “gross up” the tax liability distribution to include all applicable taxes on the tax liability distribution and the grossed up amount. The tax liability distribution (including gross-up, if any) shall be made within 90 days after the date when the Retirement Committee orders the distribution. Such a distribution shall reduce the benefits to be paid under Article VI of the Plan.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of this first day of November, 2007.

NIKE, INC.

By:	/s/ ROBERT W. WOODRUFF
Title:	VP/Treasurer

NIKE, INC. DEFERRED COMPENSATION PLAN

(2008 RESTATEMENT)

APPENDIX I

Transition Rules Under Section 409A of the Internal Revenue Code

Nike has elected to use the following transition rules to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(1) Deferral Elections for 2005 Plan Year:

On or before March 15, 2005, a Participant could elect to defer Compensation for services performed during the 2005 Plan Year, provided that the amounts to which the deferral election relates had not been paid or made available at the time of the election. For the 2005 Plan Year only, a Participant could irrevocably elect at any time during the 2005 Plan Year to reduce the percentage to be deferred from Salary, Incentive Payments, and Fees earned in the remainder of the 2005 Plan Year to zero.

The transition rules relied upon were Q&A 20 and 21 of IRS Notice 2005-1.

(2) Change in Form of Payment During 2005 Plan Year:

During the 2005 Plan Year only, a Participant was permitted to change his or her form of distribution, provided that his or her change was filed with the Retirement Committee at least one year prior to his or her Payment Commencement Date. A Participant was not required to postpone the affected distribution for five years from the original payment date.

The transition rule relied upon was Q&A 19(c) of IRS Notice 2005-1.

(3) Change in Scheduled Withdrawal Date During 2005 Plan Year:

During the 2005 Plan Year, a Participant was permitted, at least one year prior to a Scheduled Withdrawal date, to revoke his or her Scheduled Withdrawal election in favor of a later Scheduled Withdrawal date. The five-year minimum postponement period did not apply to postponement elections made on or before December 31, 2005.

The transition rule relied upon was Q&A 19(c) of IRS Notice 2005-1.

(4) November 2006 Deferral Elections for Long Term Incentive Payments:

If a Participant made an election during the Annual Election Period in November 2005 to defer Long Term Incentive Payments anticipated to be made in August 2007, the Participant was permitted during the Annual Election Period in November 2006 to make an election to defer an additional amount of the Long Term Incentive Payment for August 2007. However, a

Participant was not permitted to decrease or cancel his or her prior deferral election with respect to Long Term Incentive Payments, except as provided in the case of an unforeseeable financial emergency.

Also, during the Annual Election Period in November 2006, a Participant was permitted to change the time and/or form of distribution for the Long Term Incentive Payments that were subject to a deferral election made in November 2005 (and that were credited to the Participant’s Account in August 2007). This election applied only to amounts that would not otherwise be payable in 2006 and could not cause an amount to be paid in 2006 that would not otherwise be payable in 2006.

The transition rule relied upon was Section 3.02 of IRS Notice 2006-79.

(5) November 2007 Deferral Elections for Long Term Incentive Payments:

During the November 2007 Annual Election Period, a Participant may make a deferral election for the following Long Term Incentive Payments (as defined in Section 1.2(z) of the Plan):

Long Term Incentive Payment for Performance Period Ending	Anticipated Long Term Incentive Payment Date
May 31, 2008	August 2008
May 31, 2009	August 2009
May 31, 2010	August 2010

The transition rules relied upon are Q&A 22 of IRS Notice 2005-1 and Section 3.02 of IRS Notice 2006-79.

In addition, at the November 2007 Annual Election Period, a Participant may make a deferral election with respect to Long Term Incentive Payments for the performance period beginning June 1, 2008 and ending May 31, 2011, under the general timing rule for deferral elections under Treas. Reg. § 1.409A-2(a)(3).

(6) November 2007 Deferral Elections for Performance Sharing Plan (“PSP”) payments:

During the November 2007 Annual Election Period, a Participant may make a deferral election for bonus attributable to the PSP period beginning June 1, 2007 and ending May 31, 2008.

The transition rule relied upon is Section 3.02 of IRS Notice 2006-79.

(7) November 2007 Payment Elections for Restoration Amounts Contributed in 2008:

During the November 2007 Annual Election Period, a Participant may designate a time and form of payment of the Restoration Amount (if any) that will be contributed to his or her Account in August 2008 (attributable to the Profit Sharing Plan plan year ended May 31, 2008), without regard to the deferral timing rules under Code Section 409A.

The transition rule relied upon is Section 3.02 of IRS Notice 2006-79.